Exhibit 99

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, October 15, 2003	Mark W. Sheahan (612) 623-6656

GRACO REPORTS THIRD QUARTER RESULTS
NET EARNINGS INCREASE 11 PERCENT
NET SALES INCREASE 6 PERCENT

MINNEAPOLIS, MN (October 15, 2003) — Graco Inc. (NYSE: GGG) today announced third quarter net earnings of $22.7 million on net sales of $133.8 million — increases over the prior year of 11 percent and 6 percent, respectively. Diluted net earnings per share were $0.49 versus $0.42 last year, a 17 percent increase aided by the share repurchase announced earlier this year. For the first nine months, Graco reported net earnings of $65.4 million on net sales of $399.8 million – increases over the prior year of 14 percent and 9 percent, respectively.

When compared to 2002 results, stronger foreign currencies versus the U.S. dollar helped to increase third quarter and year-to-date net earnings and net sales. Translated at consistent exchange rates, third quarter net earnings and net sales each increased by 4 percent and year-to-date net earnings and net sales increased by 3 percent and 5 percent, respectively.

When compared to the third quarter of 2002, worldwide Contractor Equipment Division sales of $65.3 million increased 4 percent. In the Americas, sales were up 2 percent with higher sales to the professional paint store channel, offset by lower sales to the home center channel. Third quarter sales in the home center channel were adversely influenced by a change in inventory purchasing practices at a major customer. Asia Pacific and European sales were up 18 percent and 14 percent, respectively.

Third quarter Industrial/Automotive Equipment Division sales of $57.3 million increased 9 percent versus the same period last year. Sales in the Americas were up 7 percent due to the acquisition of Sharpe. In Europe, sales were up 11 percent from last year due to the impact of favorable currency translations. Asia Pacific sales were up 10 percent, with sales gains throughout the region (except Japan).

Third quarter sales for the Lubrication Equipment Division were $11.2 million, up 10 percent from last year. The increase was due to stronger sales in the Americas versus last year’s third quarter, which was weak. In the third quarter, warranty and re-work costs of approximately $1 million resulting from design problems associated with the Matrix™ fluid management system were recorded in this segment. The company is working to address the problems and the product will be re-launched when the design issues are resolved.

Third quarter sales in the Americas increased 4 percent to $93.3 million. In Europe, net sales of $24.4 million were 12 percent higher than the third quarter of 2002, and were up 1 percent when measured in local currencies. In Asia Pacific, net sales of $16.1 million were 12 percent higher than the third quarter of 2002, and sales measured in local currencies increased 11 percent.

Graco’s gross profit margin, expressed as a percentage of sales, was 53.4 percent for the quarter versus 52.0 percent for the same period last year. The higher gross margin was due to favorable exchange rates, enhanced pricing, material cost reductions and factory efficiencies.

Graco’s operating profit margin, expressed as a percentage of sales, was 25.4 percent for the third quarter versus 24.4 percent last year. Higher sales, an improved gross profit margin and lower product development spending more than offset increased selling, marketing, distribution and general and administrative expenses.

“We are pleased to report another quarter of growth in net sales, net earnings and earnings per share,” said President and Chief Executive Officer David A. Roberts. ” Our performance this year is especially satisfying given the ongoing soft economic conditions in our two largest geographic markets. Despite minimal growth in both the Americas and Europe, we are on track for a year of record sales and net earnings. We have yet to see any material signs of a pick-up in the Americas and economic conditions throughout Europe remain weak. We expect this to continue for at least the balance of the year. Asia remains strong, with higher demand for our products throughout the region as companies continue to invest in infrastructure and durable goods output increases.”

Pension Contribution

In October 2003, Graco made a $20 million tax-deductible contribution to its defined benefit pension plan. The contribution was made to increase pension assets at a time when values have declined due to weak short-term asset performance. The contribution will substantially enhance the funded status of the plan and reduce the need for additional cash contributions in the near term.

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2002 for a more comprehensive discussion of these and other risk factors.

Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

A conference call for analysts and institutional investors will be held Thursday, October 16, 2003, at 11:00 a.m. ET to discuss Graco’s third quarter results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 1:00 p.m. ET on October 16, 2003, by dialing 800.428.6051, passcode 309332, if calling within the U.S. or Canada. The dial-in number for international participants is 973.709.2089, with the same passcode. The replay by telephone will be available through October 21, 2003.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Earnings

	Third Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
(In thousands, except per share amounts)	Sept. 26, 2003	Sept. 27, 2002	Sept. 26, 2003	Sept. 27, 2002
Net Sales	$133,788	$125,832	$399,812	$366,485
Cost of products sold	62,385	60,418	189,474	178,767
Gross Profit	71,403	65,414	210,338	187,718
Product development	4,464	4,813	13,265	13,501
Selling, marketing and distribution	23,794	21,426	71,979	63,314
General and administrative	9,111	8,438	27,680	24,940
Operating Earnings	34,034	30,737	97,414	85,963
Interest expense	146	122	386	382
Other expense (income), net	377	321	360	525
Earnings before Income Taxes	33,511	30,294	96,668	85,056
Income taxes	10,800	9,800	31,300	27,500
Net Earnings	$ 22,711	$ 20,494	$ 65,368	$ 57,556
Net Earnings per Common Share
Basic	$ 0.50	$ 0.43	$ 1.41	$ 1.21
Diluted	$ 0.49	$ 0.42	$ 1.39	$ 1.19
Weighted Average Number of Shares
Basic	45,851	47,604	46,249	47,376
Diluted	46,678	48,286	46,993	48,180

All figures are subject to audit and adjustment at the end of the fiscal year.

GRACO INC. AND SUBSIDIARIES
Segment Information

	Third Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
(In thousands)	Sept. 26, 2003	Sept. 27, 2002	Sept. 26, 2003	Sept. 27, 2002
Net Sales
Industrial / Automotive	$57,276	$52,624	$167,378	$149,486
Contractor	65,316	62,990	197,060	182,718
Lubrication	11,196	10,218	35,374	34,281
Consolidated	$133,788	$125,832	$399,812	$366,485
Operating Earnings
Industrial / Automotive	$16,981	$14,438	$46,253	$39,398
Contractor	17,493	15,412	48,186	43,520
Lubrication	1,549	1,869	7,136	7,390
Unallocated Corporate Expense	(1,989)	(982)	(4,161)	(4,345)
Consolidated	$34,034	$30,737	$97,414	$85,963

All figures are subject to audit and adjustment at the end of the fiscal year.

GRACO INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(In thousands)	Sept. 26, 2003	Dec. 27, 2002
ASSETS

Current Assets
Cash and cash equivalents	$95,993	$103,333
Accounts receivable, less allowances of
$5,900 and $5,600	95,521	93,617
Inventories	32,591	30,311
Deferred income taxes	13,800	12,022
Other current assets	1,480	1,241
Total current assets	239,385	240,524

Property, Plant and Equipment
Cost	226,114	219,427
Accumulated depreciation	(131,692)	(124,474)
	94,422	94,953

Goodwill	9,199	7,939
Other Intangible Assets, net	11,209	3,921
Other Assets	7,243	8,513
	$361,458	$355,850

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Notes payable to banks	$4,852	$13,204
Trade accounts payable	12,915	13,031
Salaries, wages and commissions	14,231	14,490
Accrued insurance liabilities	10,241	10,251
Accrued warranty and service liabilities	7,731	6,294
Income taxes payable	4,237	5,583
Dividends payable	3,790	3,922
Other current liabilities	14,056	13,439
Total current liabilities	72,053	80,214

Retirement Benefits and Deferred Compensation	29,766	28,578

Deferred Income Taxes	2,516	1,652

Shareholders' Equity
Common stock	45,965	47,533
Additional paid-in capital	79,920	71,277
Retained earnings	132,256	128,125
Other, net	(1,018)	(1,529)
Total shareholders' equity	257,123	245,406
	$361,458	$355,850

All figures are subject to audit and adjustment at the end of the fiscal year.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(In thousands)	Thirty-Nine Weeks
	Sept. 26, 2003	Sept. 27, 2002
Cash Flows from Operating Activities

Net Earnings	$65,368	$57,556
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	13,568	13,876
Deferred income taxes	(764)	344
Tax benefit related to stock options	3,200	3,400
exercised
Change in:
Accounts receivable	2,077	(5,615)
Inventories	957	2,248
Trade accounts payable	(1,539)	2,299
Salaries, wages and commissions	(547)	1,830
Retirement benefits and deferred	2,173	(348)
compensation
Other accrued liabilities	47	(2,055)
Other	223	153
Net Cash from Operating Activities	84,763	73,688

Cash Flows from Investing Activities

Property, plant and equipment additions	(10,934)	(7,255)
Proceeds from sale of property, plant and	109	284
equipment
Acquisition of business	(13,514)	--
	(24,339)	(6,971)
Cash Flows from Financing Activities

Borrowings on notes payable and lines of credit	12,588	16,418
Payments on notes payable and lines of credit	(21,217)	(13,771)
Payments on long-term debt	--	(50)
Common stock issued	9,427	12,114
Common stock retired	(55,496)	(3,162)
Cash dividends paid	(11,460)	(10,398)
	(66,158)	1,151
Effect of exchange rate changes on cash	(1,606)	(596)
Net increase (decrease) in cash and cash equivalents	(7,340)	67,272

Cash and cash equivalents

Beginning of year	103,333	26,531
End of period	$95,993	$93,803

All figures are subject to audit and adjustment at the end of the fiscal year.

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